Exhibit 10.13

Financial Support and Loan Guarantee Agreement

This financial support and loan guarantee agreement (the “Agreement”) is entered into on April 17, 2024 by and between

Party A: Nan Zheng

ID Number/Entity ID Number: [ ](1)

Address:[ ](1)

(1) Personal information redacted pursuant to 17 CFR § 229.601(a)(6)

Paty B: Zhejiang Youba Technology Co., Ltd. (the “Company”)

Legal Representative: Jiahua Zheng

Address: 1-2505, Building 2, Europe and America Finance City, Cangqian Street, Yuhang District, Hangzhou.

Each of Party A and Party B is a “Party” to this Agreement and collectively, the “Parties”.

WHEREAS Party A is one of the controlling persons of Party B.

WHEREAS Party B may, from time to time, need financial support and loan guarantee for its operations.

WHEREAS Party A agrees to provide to Party financial support and loan guarantee to support its operations.

Through amicable negotiations, the Parties agree to the following terms and conditions:

I.	Financial Support

a.	Party A agrees to provide to Party B financial support of no more than RMB6 million in aggregate to support Party B’s operations in the form of one or more shareholder’s loans. The specific terms and conditions of such loan shall be determined when Party B requests such financial support from Party A.

II.	Loan Guarantee

a.	Party A agrees to provide loan guarantees to Party B for any future loan applications with third-party financial institutions, and the guarantee shall be no more than RMB10 million in aggregate.

b.	The terms and conditions of the guarantee shall be determined by and between Party A and the third-party financial institution in written.

c.	Party B shall make timely loan payments in accordance with the loan agreement. Otherwise, Party B shall bear all losses incurred by Party A as a result of assuming guarantor liability.

III.	Liability for Breach of this Agreement

a.	If Party A fails to provide the financial support and loan guarantees stipulated in this Agreement, Party A shall pay Party B RMB1 million for breaching the Agreement.

b.	If Party B fails to make timely loan payments or comply with the terms and conditions of this Agreement, Party A shall have the right to seek from Party B, including, but not limited to, fees and other damages.

IV.	Confidentiality

a.	Each Party shall hold in confidence the content of this Agreement and confidential information of the other Party obtained through the performance of this Agreement (the “Confidential Information”).

b.	Each Party shall not disclose to any third-party or use the Confidential Information without the other Party’s written consent.

V.	Dispute Resolution

a.	The establishment, effectiveness, interpretation, performance, and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

b.	The Parties shall resolve any dispute arising out of or related to this Agreement through amicable negotiations. If the amicable negotiation fails, either Party shall have the right to initiate a proceeding in the People’s Court located in Party B’s locality.

VI.	Miscellaneous

a.	This Agreement shall become effective from the date of signing by both Parties.

b.	This Agreement shall end on December 31, 2025 and be executed in two counterparts.

c.	Each Party shall retain one of the counterparts, and each of the counterparts shall have the same legal effect.

d.	This Agreement may be supplemented by written agreements, which shall be deemed to have the same legal effect as this Agreement.

Party A (signature/seal): /s/ Nan Zheng

Party B (signature/seal): (Seal of Zhejiang Youba Technology Co., Ltd.)

Date: 04/17/2024